HAMPSHIRE GROUP, LIMITED
                                 & SUBSIDIARIES
                            COMPLAINT PROCEDURES FOR
                         ACCOUNTING AND AUDITING MATTERS

     Pursuant to the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Securities Exchange Act of 1934, the Audit Committee of the Board of Directors of Hampshire Group, Limited (the "Committee") has established the procedures set forth below for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and for the confidential, anonymous submissions by employees or shareholders of Hampshire Group, Limited and its subsidiaries (the "Company") of concerns regarding questional accounting or auditing matters.

I.   RESPONSIBILITIES OF COMMITTEE WITH RESPECT TO COMPLAINTS

     A. The Committee shall receive, retain, investigate and act on complaints and concerns ("Reports") of employees and shareholders ("Associates") regarding:

          1. Questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company's accounting policies (an "Accounting Allegation");

          2. Compliance with legal and regulatory requirements (a "Legal Allegation"); and

          3. Retaliation against employees who make Accounting Allegations or Legal Allegations (a "Retaliatory Act").

     B. In the discretion of the Committee, responsibilities of the Committee created by these procedures may be delegated to the Chair of the Committee or to a subcommittee of the Committee.

II.  PROCEDURES FOR RECEIVING REPORTS

     A. Any Report that is made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the Committee.

     B. Each Report forwarded to the Committee by management and each Report that is made directly to the Committee, whether openly, confidentially or anonymously, shall be reviewed by the Committee, who may, in their discretion, consult with any member of management who is not the subject of the allegation and who may have appropriate expertise to assist the Committee. The Committee shall determine whether the Committee or management should investigate the Report, taking into account the considerations set forth in Section C below.

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     C.   If the Committee determines that management should investigate the
          Report, the Committee shall notify the Chief Executive Officer in writing of that conclusion. Management shall thereafter promptly investigate the Report and shall report the results of its investigation, in writing, to the Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

     D. If the Committee determines that it should investigate the Report, the Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

III. SCOPE OF MATTERS COVERED BY THESE PROCEDURES

These procedures relate to complaints made by Associates relating to any questionable accounting or auditing matters. The following is a non-exclusive list of the matters that may be reported:

     A. Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

     B. Fraud or deliberate error in the recording and maintaining of financial records of the Company;

     C. Deficiencies in or noncompliance with the Company's internal accounting controls;

     D. Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

     E. Deviation from full and fair reporting of the Company's financial condition.

IV.  CONSIDERATIONS RELATIVE TO WHO SHOULD INVESTIGATE A REPORT

In determining whether management or the Committee should investigate a Report, the Committee shall consider, among any other factors that are appropriate under the circumstances, the following:

     A. Who is the alleged wrongdoer? If an executive officer, senior financial officer or other high management official is alleged to have engaged in wrongdoing, that factor alone may militate in favor of the Committee conducting the investigation.

     B. How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate that the Committee should undertake the investigation. If the alleged wrongdoing would constitute a crime involving the integrity of the financial statements of the Company, that factor alone may militate in favor of the Committee conducting the investigation.

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     C.   How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate that the Committee should undertake the investigation. In assessing credibility, the Committee should consider all facts surrounding the allegation, including but not limited to whether similar allegations have been made in the press or by analysts.

V.   TREATMENT OF COMPLAINTS

Upon receipt of a complaint, the Chairman of the Committee will (i) determine whether the complaint actually pertains to accounting or auditing matters and
(ii) when possible, acknowledge receipt of the complaint to the sender. Copies of all complaints will be provided to the members of the Committee, along with the determination of whether or not an accounting or auditing matter has been raised.

     A. Complaints relating to accounting and auditing matters will be reviewed under Committee direction and oversight by the Chairman, internal auditor or such other persons as the Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

     B. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Committee.

     C. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Associate in the terms and conditions of employment based upon any lawful actions of such Associate with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

VI.  PROTECTION OF ASSOCIATES

Consistent with the policies of the Company, the Committee shall not retaliate, and shall not tolerate any retaliation by management or any other person or group, directly or indirectly, against anyone who, in good faith, makes an Accounting Allegation or Legal Allegation, reports a Retaliatory Act or provides assistance to the Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating a Report. The Committee shall not, unless compelled by judicial or other legal process, reveal the identity of any person who makes an Accounting Allegation or Legal Allegation or reports a Retaliatory Act and who asks that his or her identity as the person who made such Report remain confidential and shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes a Report anonymously.

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VII. RECORDS

The Committee shall retain for a period of five years all records relating to any Accounting Allegation or Legal Allegation or report of a Retaliatory Act and to the investigation of any such Report.

VIII. PROCEDURES FOR MAKING COMPLAINTS

In addition to any other avenue available to an Associate, any employee or shareholder may report to the Committee openly, confidentially or anonymously any Accounting Allegation or Legal Allegation or report of a Retaliatory Act. Accounting Allegations, Legal Allegations and reports of a Retaliatory Act may be made in writing to Mr. Irwin Winter, Chairman of the Committee, 149 West 40th Street, New York, NY 10010, or by Email to iwinter007@aol.com. Reports may be made orally by calling the Ethics Hotline at (212) 737-0214 at any time. The line is managed by the Chairman of the Committee and allows anyone to make a Report without divulging his or her name if so desired. Such Reports can also be made directly to management either (a) confidentially by contacting the Chief Executive Officer in writing or in person at the Company's offices or by phone at (864) 225-6232. Management is required to share the information provided in the Report with the Committee, if requested by the individual making the Report, as promptly as practicable













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